Bank of America
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                                                          Amendment to Documents



                   AMENDMENT NO. 1 TO BUSINESS LOAN AGREEMENT

     This Amendment No. 1 (the "Amendment") dated as of February 29, 2000, is between Bank of America, N. A. formerly known as Bank of America NT & SA (the "Bank") and Advanced Machine Vision Corporation (the "Borrower").

                                    RECITALS

A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of April 12, 1999 (the "Agreement").

B.   The Bank and the Borrower desire to amend the Agreement.

                                    AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.   Amendments. The Agreement is hereby amended as follows:

     1. FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS IS RESTATED IN ITS ENTIRETY.

     1.1  Line of Credit Amount.

          (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The Amount of the line of credit (the "Facility No. 1 Commitment") is Two Million and 00/100 Dollars ($2,000,000.00).

          (b) This is a revolving line of credit providing for cash advances. During the availability period, the Borrower may repay principal amounts and reborrow them.

          (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit to exceed the Facility No. 1 Commitment and the limitations specified in paragraph 1.3 below.

     1.2 Availability Period. The line of credit is available between the date of this agreement and April 30, 2000, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").

     1.3  Borrowing Base.

          (a) Marketable Collateral. The Borrower's obligations to the Bank under this facility will be secured by marketable collateral of the following types and otherwise acceptable to the Bank:

                                                   Advance          Margin Call
               Collateral Type                    Percentage        Percentage
               ---------------                    ----------        ----------

               Cash                                  100%              100%
               U. S. Government Securities            90%               95%
               U. S. Agency Securities                80%               85%
               Auction Securities, Corporate
                  Bonds, Com'l Paper                  80%               85%

               Investment grade only: A1/P1 or better.

          (b) Advance Rate. No extension of credit will be made under this facility if, as a result, the principal balance outstanding under this facility would exceed the Borrowing Base. The "Borrowing Base" is the sum of the amounts determined by multiplying the Collateral Value by the Advance Percentage for each type of collateral securing this facility.

          (c) Margin Call. The principal balance outstanding under this facility must not exceed at any one time the sum of the amounts determined by multiplying the Collateral Value by the Margin Call Percentage for each type of collateral securing this facility. If this limit is exceeded, the Borrower shall have two banking days from the date the Borrower is notified by the Bank of such noncompliance, to either pledge additional collateral acceptable to the Bank, in its sole discretion, or reduce the principal balance outstanding under this facility so that, in either case, the principal balance outstanding is less than the Borrowing Base. This two-day notice period and opportunity to cure shall not apply if the collateral threatens to decline speedily in value, and in such case the Borrower agrees that the Bank may immediately at the Bank's sole option (i) declare amounts due under this Agreement to be immediately due and payable, and/or
               (ii) sell all or any part of the collateral.

          (d) The "Collateral Value" of collateral shall be determined at any given time as follows:

               (i) Collateral Value will be the market value of the securities pledged as determined from time to time by the Bank's Corporate Treasury/Institutional Investment Sales office in Seattle.

          (e) If no event of default has occurred under this Agreement or would result from such action, the Borrower may (i) sell or trade the collateral, or substitute new collateral for existing collateral, or (ii) withdraw any part of the collateral, provided that, in any event, the new collateral shall be acceptable to the Bank in its sole discretion and the principal balance outstanding under this facility shall be less than the Borrowing Base.

          (f) If any of the collateral is ever margin stock, the Borrower will provide the Bank a Form U-1 Purpose Statement, and the Bank and the Borrower will comply with the restrictions imposed by Regulation U of the Federal Reserve, which may require a
               reduction  in  the  Advance   Percentage   of  the  margin  stock
               collateral.

          (g) If any of the collateral is or may be considered restricted or control securities for purposes of Rule 144 of the Securities and Exchange Commission, the Borrower shall provide, in form and substance acceptable to the Bank, such information concerning the securities as may be required by the Bank, together with an agreement regarding Rule 144 executed by the owner of the securities. The Advance Percentage and Margin Call Percentage for securities covered by Rule 144 may be set by the Bank at a lower rate than specified above.

               For regulatory reasons, the Bank will not accept as collateral Ineligible Securities while they are being underwritten by Banc of America Securities LLC, or for thirty days thereafter. Banc of America Securities LLC is a wholly-owned subsidiary of Bank of America Corporation, and is a registered broker-dealer which is permitted to underwrite and deal in certain Ineligible Securities. "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. ss. 24, Seventh), as amended.

     1.4  Interest Rate.

          (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Prime Rate plus 0.5 percentage points.

          (b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

     1.5  Repayment Terms

          (a) The Borrower will pay interest on February 28, 2000, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

          (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date.

          (c) Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

     1.6 Optional Interest Rates. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

          (a)  The IBOR Rate plus 2.35 percentage points.

     2.   OPTIONAL INTEREST RATES.

     2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

     2.2 IBOR Rate. The election of IBOR Rates shall be subject to the following terms and requirements.

          (a) The interest period during which the IBOR Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

          (b) Each IBOR Rate Portion will be for an amount not less than the following:

               (i) for interest periods of 91 days or longer, Five Hundred Thousand Dollars ($500,000).

               (ii) For  interest  periods of between 30 days and 90 days,  Five
                    Hundred Thousand Dollars ($500,000).

          (c) The Borrower may not elect an IBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

          (d) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

               IBOR Rate          =           IBOR Base Rate
                                       ---------------------------
                                       (1.00 - Reserve Percentage)

               Where,

               (i) "IBOR Base Rate" means the interest rate at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

               (ii) "Reserve  Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

          (e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

          (f) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable inter-bank market, whether or not such Portion was in fact so funded.

          (g) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

               (i) dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

               (ii) the IBOR Rate  does not  accurately  reflect  the cost of an
                    IBOR Rate Portion.

     2.3  Paragraph 4.1 is amended to read in its entirety as follows:

          4.1 Personal Property. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the Federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

          (a)  Cash.

          (b)  Marketable securities.

               For regulatory reasons, the Bank will not accept as collateral Ineligible Securities while they are being underwritten by Banc of America Securities LLC, or for thirty days thereafter. Banc of America Securities LLC is a wholly-owned subsidiary of Bank of America Corporation, and is a registered broker-dealer which is permitted to underwrite and deal in certain Ineligible Securities. "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. ss. 24, Seventh), as amended.

     2.4  Paragraph 4.2 is deleted in its entirety.

     2.5 In Subparagraph 5.3(b) the account number "2801407797" is substituted for the account number "2801300995."

     2.6 In Subparagraph 5.4(a) the account number "2801407797" is substituted for the account number "2801300995."

     3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound.

     4. Effect of Amendment. Except as provided in this Agreement, all of the terms and conditions of the Agreement shall remain in full force and effect.

     This Amendment is executed as of the date stated at the beginning of this Agreement.


Bank of America, N.A.                      Advanced Machine Vision Corporation



By:_______________________________         By:__________________________________
                                               Alan R. Steel
                                               Vice President, Finance and CFO


                                           By:__________________________________
                                               William J. Young
                                               Chairman, President and CEO